Exhibit 10.16

Execution Version

OAK PACIFIC INTERACTIVE

SERIES D SECURITIES PURCHASE AGREEMENT

April 4, 2008

1.	INTERPRETATION	1

2.	PURCHASE AND SALE OF THE SERIES D SECURITIES	7

3.	INVESTORS’ DELIVERABLES	9

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

5.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	21

6.	OBLIGATIONS OF THE COMPANY BETWEEN SIGNING AND CLOSING	24

7.	POST-CLOSING COVENANTS	24

8.	INDEMNIFICATION	26

9.	MISCELLANEOUS	28

Schedules and Exhibits

Schedule A	Schedule of Investors

Schedule 4.3(a)(v)	Capitalization

Schedule 4.3(b)	Voting Rights

Schedule 4.3(d)	Option Plans

Schedule 4.4	Subsidiaries

Schedule 4.6	Operations of the Group

Schedule 4.9(a)	Related Party Agreements

Schedule 4.9(b)	Material Contracts

Schedule 4.12(a)(ii)	Material Intellectual Property Owned by the Group

Schedule 4.12(a)(iii)	Material Intellectual Property Licenses

Schedule 4.12(a)(iv)	Infringing Intellectual Property

Schedule 4.12(a)(v)	Litigation related to Intellectual Property

Schedule 4.12(b)	Infringement on Intellectual Property of the Group

Schedule 4.12(d)	Material Licenses

Schedule 4.14	Notice of Violations

Schedule 4.15	Tax Filings

Schedule 4.17	Related-Party Transactions

Schedule 4.18	Labor Agreements and Actions

Schedule 4.19	Employee Benefits Plans

Schedule 4.29	Outstanding Borrowing

Exhibit A	Form of Amended and Restated Investors’ Rights Agreement

Exhibit B	Form of Amended and Restated Right of First Offer and Co-Sale Agreement

Exhibit C	Schedule of Exceptions

Exhibit D	Form of Amended and Restated Voting Agreement

Exhibit E	Form of Amended and Restated Memorandum and Articles of Association of the Company

Exhibit F	Form of Legal Opinions

Exhibit G-1	Form of Indemnification Agreement

Exhibit G-2	Form of Share Restriction Agreement

Exhibit G-3	Executed Employment Agreement for each of Joseph Chen and James Liu

Exhibit H-1	Form of 2009 Series D Warrant

Exhibit H-2	Form of 2010 Series D Warrant

Exhibit I	Executed Joho Notes

Exhibit J	Executed SBI Notes

Exhibit K	Executed Onshore Documents for Tian Cheng

Exhibit L	List of Agreed Nominees and Reserved Nominees

Exhibit M	Form of Required Supplemental Documents

Exhibit N	List of Required Supplemental Documents

Exhibit O	Pro Forma Capitalization Table

OAK PACIFIC INTERACTIVE

SERIES D SECURITIES PURCHASE AGREEMENT

THIS SERIES D SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of April 4, 2008, by and among Oak Pacific Interactive, an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands (the “Company”) and the purchasers of the Series D Preferred Shares and Series D Warrant (the “Series D Securities”) set forth on Schedule A hereof (each, an “Investor” and collectively, the “Investors”).

RECITALS

The Company desires to sell the Series D Securities to the Investors and such Investors desire to purchase such Series D Securities from the Company, subject to the terms and conditions set forth in this Agreement.

In consideration of the foregoing recitals and the mutual promises hereinafter set forth, the sufficiency of which consideration the parties hereby acknowledge, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

1. Interpretation.

1.1 Definitions. For purposes of this Agreement the following terms have the following meanings:

“2006 Equity Incentive Plan” means the Company’s equity incentive plan duly approved by the Company’s board of directors for issuance to officers, directors, advisors, consultants and employees of the Company and the Subsidiaries and effective from February 27, 2006.

“2008 Equity Incentive Plan” means the Company’s equity incentive plan duly approved by the Company’s board of directors for issuance to officers, directors, advisors, consultants and employees of the Company and the Subsidiaries and effective from January 31, 2008.

“2009 Series D Warrant” means the warrants, dated as of April 4, 2008, issued by the Company to the Investors set forth on Schedule A hereof pursuant to which such Investors have the right to buy, and the Company has the right to sell, Series D Preferred Shares on the terms specified therein, in substantially the form attached hereto as Exhibit H-1.

“2010 Series D Warrant” means the warrants, dated as of April 4, 2008, issued by the Company to the Investors set forth on Schedule A hereof pursuant to which such Investors have the right to buy, and the Company has the right to sell, Series D Preferred Shares on the terms specified therein, in substantially the form attached hereto as Exhibit H-2.

“Affiliate” in relation to any Person means any other Person which is, directly or indirectly, controlled by, under common control with, or in control of, such Person; the term “control” being used in the sense of the power to direct or cause the direction of the management and polices of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Onshore Structure” means any or all (as reasonably designated by the Investors) of the following actions to the extent the Investors are advised in writing by a leading PRC law firm selected by the Investors that such action is permitted by applicable PRC law (unless the implementation thereof, in the Company’s reasonable determination, would be unduly burdensome to the Company in which case the Investors may waive such implementation or require implementation, with the Investors agreeing to indemnify the Company against any costs or losses caused by such implementation to the extent such implementation is unduly burdensome):

(a) replacement of the Agreed or Reserved Nominees with one or more nominees selected by the Investors;

(b) amendment or restatement of any or all of the Onshore Documents, inter alia, such that the nominees thereunder are obligated to procure performance of the obligations of the Subsidiaries (other than Shi Ji) under the Onshore Documents; and/or

(c) execution and delivery of agreements to which the nominees would be party pursuant to which collateral owned by the nominees outside China would be held as security, pursuant to security arrangements satisfactory to the Investors, for the performance of their obligations to Shi Ji or any party to this Agreement.

“BBS” means Bulletin Board Service.

“Business Day” means any day on which banks are open for business in New York City, Hong Kong and the PRC.

“CIAC” means CIAC/ChinaInterActiveCorp, an exempted company incorporated under the Companies Law (2004 Revision) of the Cayman Islands.

“Closing” means the closing of the purchase and sale of the Series D Securities.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law (2004 Revision) of the Cayman Islands

“Condition of the Company” means the assets, business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Contract” means any agreement, understanding, instrument, contract, bond, commitment, franchise, indemnity, indenture, note, evidence of indebtedness, instrument, lease, mortgage, guaranty or license, whether or not in writing, including all amendments, modifications, assignments or instruments of any kind or character related thereto.

“Conversion Shares” means the Company’s Ordinary Shares issuable pursuant to conversion of the Series D Preferred Shares issued hereunder (including, without limitation, the Series D Preferred Shares issuable upon exercise of the Series D Warrants).

“Copyrights” mean any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

“Employment Agreement” means the employment agreement by and between the Company and each of Joseph Chen and James Liu dated the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Foreign Official” means an employee of a Governmental Authority, a foreign official, a member of a foreign political party, a foreign political candidate, an officer of a public international organization, or an officer or employee of a PRC state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group” means the Company and its Subsidiaries and “Group Member” means any one of them.

“Indebtedness” means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all indebtedness secured by any lien (other than liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (g) any contingent obligation (as determined in accordance with U.S. GAAP) of such Person.

“Internet Assets” means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement attached as Exhibit A.

“Joho” means Joho Fund, Ltd., Joho Partners, L.P., Joho Asia Growth Fund, Ltd., and Joho Asia Growth Partners, L.P.

“Joho Notes” means the convertible notes of the Company in the aggregate principal amount of ten million U.S. dollars (US$10,000,000), attached hereto as Exhibit I.

“Laws” means all federal, state, provincial, regional, local, municipal and other laws, statutes, constitutions, ordinances, codes, edicts, decrees, injunctions, stipulations, judgments, orders, rulings, rules, regulations, assessments, writs and requirements, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Material Adverse Effect” means, with respect to any Person, any change, event, or effect that, singly or in the aggregate with all other such changes, events, or effects, is materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of that Person and its subsidiaries taken as a whole; provided, however, that the following events, changes, conditions or effects shall not be deemed to have a “Material Adverse Effect:” (i) any event, change, condition or effect occurring generally in the industries in which the entity or group of entities operate (provided that such event, change, condition or effect does not affect the Company or any of its Subsidiaries in a disproportionate manner); or (ii) any event, change, condition or effect that occurs as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement.

“MII” means the Ministry of Information Industry of the PRC.

“MII Notice” means the Notice on Enhancing the Supervision of Foreign Investments in the Telecom Value-added Services 《关于加强外商投资经营增值电信业务管理的通知》issued by MII on July 13, 2006.

“Onshore Documents” means the Asset Transfer Contracts, the Equity Transfer Contracts, the Funds Flow Contracts and the Security Interest Documents as each term is defined in the Series C Purchase Agreement, the employment contracts and the confidentiality and non-competition agreement by and between Shi Ji and each of James Liu, Susan Wang, Jack Xu and Chuan He; provided, however, that any such agreements or contracts (including, without limitation, the Required Supplemental Documents) shall have been amended, supplemented or substituted with other agreements or contracts to the satisfaction of the Investors at their reasonable discretion.

“Order” means any judgment, injunction, writ, award, decree, or order of any nature.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.01.

“Ordinary Share Equivalents” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Ordinary Shares, including, without limitation the Preferred Shares, and any option, warrant or other subscription or purchase right with respect to Ordinary Shares or any Ordinary Share Equivalent.

“Patents” means any patents and patent applications issued by or made in the PRC, the United States or any other jurisdiction, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means any employee benefit plan, arrangement, policy, program, agreement or commitment (whether or not an employee plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or any Affiliate has or in the future could have any direct or indirect, actual or contingent liability.

“PRC” means the People’s Republic of China, which, for the purposes of this Agreement, shall exclude the Special Administrative Regions of Hong Kong and Macau and Taiwan.

“Preferred Shares” means the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares.

“Related Party” means (i) any shareholder of any Group Member, (ii) any director of any Group Member, (iii) any officer of any Group Member, (iv) any Relative of a shareholder, director or officer of any Group Member, (v) any person in which any shareholder, director or officer of any Group Member has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vi) any other Affiliate of any Group Member or of a shareholder or director of any Group Member.

“Relative” of a natural person means any spouse of such person and any parent, child, grandparent, grandchild, sibling, uncle, aunt, nephew, niece or great-grandparent of such person or such spouse.

“Required Supplemental Documents” means the supplemental documents to be executed by and among Shi Ji, certain Subsidiaries and the relevant shareholder of such Subsidiaries, each in form and substance as set forth in Exhibit M hereto.

“Restructuring” has the meaning as set forth in the Series C Purchase Agreement.

“Right of First Offer and Co-Sale Agreement” means the Amended and Restated Right of First Offer and Co-Sale Agreement attached as Exhibit B.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its relevant local counterpart.

“SBI” means SBI Broadband Fund No. 1 Limited Partnership, SBI Broadband Capital Co., Ltd., SBI BB Media Investment Limited Partnership, and SBI BB Mobile Investment Limited Partnership.

“SBI Notes” means the convertible promissory notes of the Company in the aggregate principal amount of twenty million U.S. dollars (US$20,000,000), attached hereto as Exhibit J.

“Schedule of Exceptions” means the schedule of exceptions to the representations and warranties of the Company made in Section 4 of this Agreement attached as Exhibit C.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Series A Preferred Shares” means the Company’s Series A Preferred Shares, US$0.01 par value.

“Series B Preferred Shares” means the Company’s Series B Preferred Shares, US$0.01 par value.

“Series C Preferred Shares” means the Company’s Series C Preferred Shares, US$0.01 par value.

“Series C Purchase Agreement” means the Series C Preferred Shares and Series D Warrant Purchase Agreement by and among the Company, CIAC and the investors in the Series C Preferred Shares, dated February 21, 2006.

“Series D Preferred Shares” means the Company’s Series D Preferred Shares, US$0.01 par value.

“Series D Warrants” means the 2009 Series D Warrant and the 2010 Series D Warrant.

“Share Restriction Agreement” means the share restriction agreement by and between the Company and Sierra Trust in the form attached hereto as Exhibit G-2.

“Sierra Trust” is a trust created under the laws of the Cayman Islands.

“Signing” means the execution and delivery of this Agreement.

“Signing Date” means the date of execution of this Agreement.

“Software” means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company’s pricing models, formulae and algorithms.

“Subsidiaries” means any company or entity (i) in which the Company holds or controls directly or indirectly more than 50% of the voting rights of such company or entity; or (ii) which is, directly or indirectly, controlled by the Company; the term “control” in the foregoing clause (ii) being used in the sense of the power to elect or appoint a majority of directors. For the avoidance of doubt, Subsidiaries shall include the companies listed on Schedule 4.4

“Trade Secrets” means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

“Trademarks” means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

“Transaction Documents” means this Agreement, the Investors’ Rights Agreement, the Voting Agreement, the MAA, the Right of First Offer and Co-Sale Agreement, the Indemnification Agreement, the Share Restriction Agreement, the Series D Warrants, and the Onshore Documents.

“U.S. GAAP” means United States generally accepted accounting principles.

“Voting Agreement” means the Amended and Restated Voting Agreement attached as Exhibit D.

“Warrant Shares” means the Company’s Series D Preferred Shares issuable upon exercise of the Series D Warrants.

1.2 Other Defined Terms.

“Agreement”	Preamble
“Cap Table”	Section 4.3(e)
“Claim”	Section 4.12(a)(ii)
“Closing Date”	Section 2.2
“Company”	Preamble
“Company Plans”	Section 4.19
“Financial Statement Date”	Section 4.21
“Financial Statements”	Section 4.21
“Investor” or “Investors”	Preamble
“Intellectual Property”	Section 4.12
“MAA”	Section 2.1
“Material Contracts”	Section 4.9(b)
“Postponed Items”	Section 7.5
“Rule 144”	Section 5.8
“UU Holders”	Section 7.6

2. Purchase and Sale of the Series D Securities.

2.1 Authorization of Series D Securities. The Company has authorized (a) the sale and issuance to the Investors of the Series D Preferred Shares and the Series D Warrants, (b) the issuance of Warrant Shares upon exercise of the Series D Warrants, and (c) the issuance of the Conversion Shares upon conversion of the Series D Preferred Shares. The Series D Preferred Shares have the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit E (the “MAA”).

2.2 Closing. Subject to the terms and conditions of this Agreement and the satisfaction or waiver of the conditions set forth in Sections 2 and 6 of this Agreement, the closing of the purchase and sale of the Series D Securities shall take place at the offices of Lovells LLP, Level 2, Office Tower C2, The Towers Oriental Plaza, No. 1 East Chang An Avenue, Beijing 100738, China, on April 4, 2008 at 10:00am, Beijing time, or such later date and/or other place as the Company and the Investors subscribing for at least 66-2/3% of the Series D Securities (calculated as if the Series D Warrants were exercised as of the Closing Date) mutually agree orally or in writing (which date the “Closing Date”). At the Closing, the Company shall issue and sell to each Investor, and each Investor shall purchase, severally and not jointly, from the Company, (i) at the purchase price of US$9.9287483 per share, the number of Series D Preferred Shares, set forth opposite the name of such Investor on Schedule A and (ii) the Series D Warrants for the aggregate purchase price set forth opposite the name of such Investor on Schedule A.

2.3 Company Deliverables. At the Closing, against delivery to the Company by each Investor of the total amount of investment in the Series D Securities as set forth in the appropriate column opposite such Investor’s name on Schedule A, by check, wire transfer, or any combination thereof, the Company shall deliver to each such Investor the following items:

(a) The Series D Warrants duly executed by the Company;

(b) A certificate executed by the Chief Executive Officer and Secretary of the Company stating that, as of the Closing Date:

(i) each representation and warranty of the Company set forth in Section 4 of this Agreement is true and correct in all material respects assuming the completion and consummation of the transactions contemplated by this Agreement as if made on such date; and

(ii) each of the Company and its Subsidiaries has performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company and its Subsidiaries on or before the Closing;

(c) True, complete and correct copies of all resolutions approved by the Company’s shareholders and board of directors related to the approval of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including without limitation resolutions approving and/or confirming the appointment of Joseph Chen, James Liu, Shoa Kai-Liu, David Chao, Wang Zheng, and Masayoshi Son as Directors of the Company and an observer to be designated from time to time by Softbank Corp.;

(d) Good standing certificates and business licenses with respect to the Company and its Subsidiaries from the applicable Governmental Authorities in the Cayman Islands and any other jurisdiction that provides good standing certificates or a similar document and in which the Company or any of the Subsidiaries is qualified to transact business;

(e) The specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith;

(f) Sufficient evidence that the Company and its Subsidiaries have obtained as of the Closing all consents, authorizations, approvals, permits, waivers, notices to, or filings with Governmental Authorities and other Persons that are necessary or appropriate to be obtained by the Company and its Subsidiaries before the Closing in connection with the consummation of the transactions contemplated by this Agreement;

(g) Opinions from each of Haynes and Boone, LLP, the Company’s U.S. counsel, and TransAsia Lawyers, the Company’s PRC counsel, dated the date of the Closing, relating to the transactions contemplated by or referred to herein, substantially in the forms attached hereto as Exhibit F;

(h) The Right of First Offer and Co-Sale Agreement as duly executed by the Company and each of the other parties thereto, other than the Investors;

(i) The Investors’ Rights Agreement as duly executed by the Company and each of the other parties thereto, other than the Investors;

(j) The Voting Agreement as duly executed by the Company and each of the other parties thereto, other than the Investors;

(k) The Indemnification Agreements between the Company and the Softbank designee director;

(l) The Share Restriction Agreement between Sierra Trust and the Company; and

(m) The Employment Agreement between the Company and each of Joseph Chen and James Liu attached hereto as Exhibit G-3.

3. Investors’ Deliverables. At the Closing, each Investor shall deliver to the Company the following items:

3.1 the total amount of investment in the Series D Securities as set forth in the appropriate column opposite such Investor’s name on Schedule A, by check, wire transfer, or any combination thereof;

3.2 The Right of First Offer and Co-Sale Agreement as duly executed by such Investor;

3.3 The Investors’ Rights Agreement as duly executed by such Investor; and

3.4 The Voting Agreement as duly executed by such Investor.

4. Representations and Warranties of the Company. Subject to such exceptions as may be set forth in Schedule of Exceptions, the Company represents and warrants to the Investors as follows (references to knowledge of the Company mean the actual knowledge or knowledge that would have been acquired after reasonable inquiry, based on their respective capacities with the Company, of the following individuals: Joseph Chen and James Liu):

4.1 Organization; Power and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Companies Law, and is duly qualified to transact business in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect on the Company. Each Subsidiary is a company duly organized and validly existing under the laws of its place of incorporation and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on each such Subsidiary or on the Company. The Company and each Subsidiary has all requisite legal and corporate power and authority to own and operate its properties and assets, to carry on its business as now conducted, to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and each other Transaction Document. No jurisdiction, other than those referred to in this Section 4.1, has claimed, in writing or otherwise, that the Company is required to qualify as a foreign corporation or other entity therein, and the Company does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. The Company does not own or lease any property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions of incorporation of its Subsidiaries.

4.2 Authorization. All corporate action on the part of each of the Company and its Subsidiaries and their respective officers, directors, shareholders, and members as is necessary for the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the performance of all of its obligations hereunder and thereunder have been taken or in the case of shareholder approval, will have been taken as of the date hereof. This Agreement has been, and as of the Closing each of the other Transaction Document will have been, duly executed and delivered by the Company or such Subsidiary, as the case may be, and as of the Closing each of the other Transaction Documents will constitute valid and legally binding obligations of the Company or such Subsidiary, enforceable in accordance with its terms, (a) except to the extent that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other Laws relating to or affecting the rights of creditors generally, and as enforcement may be limited by equitable principles of general applicability, (b) except as limited by applicable Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable Laws.

4.3 Capitalization.

(a) The Company’s Capitalization. The authorized capital shares of the Company as of the Closing and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, and assuming the Investors have complied with their obligations under this Agreement, will consist at Closing of:

(i) Preferred Shares. 85,016,440 Preferred Shares, US$0.01 par value, (A) 10,000,000 of which are designated as Series A Preferred Shares, US$0.01 par value, all of which are issued and outstanding, (B) 10,000,000 of which are designated as Series B Preferred Shares, 9,255,868 of which are issued and outstanding, (C) 21,595,952 of which are designated as Series C Preferred Shares, 16,506,313 of which are issued and outstanding, and (D) 43,420,488 of which are designated as Series D Preferred Shares, 10,071,763 of which are issued and outstanding;

(ii) Ordinary Shares. 200,000,000 Ordinary Shares of which 25,950,175 (to be reduced to 25,789,428 Ordinary Shares to give effect to the adjustment pursuant to the UU Exchange) such shares being issued and outstanding.

(iii) Reserved Securities. The Company has authorized for issuance up to:

(A) 3,052,963 Ordinary Shares reserved under the 2008 Equity Incentive Plan;

(B) 9,743,022 Ordinary Shares reserved under the 2006 Equity Incentive Plan;

(C) 10,000,000 Ordinary Shares for issuance upon conversion of the Company’s Series A Preferred Shares;

(D) 9,255,868 Ordinary Shares for issuance upon conversion of the Company’s Series B Preferred Shares;

(E) 251,998 Ordinary Shares for issuance upon exercise of outstanding warrants to holders of Series B Preferred Shares;

(F) 21,595,952 Ordinary Shares for issuance upon conversion of the Company’s Series C Preferred Shares (the reserved Ordinary Shares will be reduced from 21,595,952 to 16,059,545 to give effect to the repurchase of certain Series C Preferred Shares and adjustment pursuant to the UU Exchange);

(G) 43,420,488 Ordinary Shares for issuance upon conversion of the Series D Preferred Shares;

(H) 1,119,085 Series D Preferred Shares for issuance upon conversion of the Joho Note;

(I) 2,014,353 Series D Preferred Shares for issuance upon conversion of the SBI Note; and

(J) 30,215,288 Series D Preferred Shares for issuance upon exercise of the Series D Warrants.

(iv) Validity of Securities. The Series D Securities, when issued and delivered in accordance with the terms of and for the consideration expressed in this Agreement, (i) will be duly and validly issued, fully paid, nonassessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders thereof or pursuant to the other Transaction Documents, (ii) will have the rights, privileges, preferences and restrictions as set forth in the MAA, and (iii) will be issued in compliance with the registration and qualification requirements of all applicable United States (Federal and state) and Cayman Islands securities laws.

(v) Schedule 4.3(a)(v) sets forth, as of and after giving effect to the Closing, a true and complete list of the shareholders of the Company and each other Group Member (including any trust or escrow agent arrangement created in connection with any employee share option plan) and, opposite the name of each shareholder, the amount of all outstanding share capital and Ordinary Share Equivalents and/or equity interest owned by such shareholder.

(b) No Other Securities or Rights. Except as set forth in Schedule 4.3(a)(v), there are no outstanding Ordinary Shares, Preferred Shares or Ordinary Share Equivalents. In addition, except as set forth in Schedule 4.3(b), the Company or any other Group Member is not a party or subject to any Contract, and, to the Company’s knowledge, there is no Contract between any Persons, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company or any other Group Member. Except as provided in the Investors’ Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

(c) All outstanding securities of the Company, including, without limitation, all outstanding shares of the Company, all shares of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act as provided in the Amended and Restated Investors’ Rights Agreement.

(d) Schedule 4.3(d) sets forth a complete list of each share plan, share purchase, share option or other Contract between the Company and each Group Member and any holder of any securities or rights exercisable or convertible for securities that provides for acceleration or other changes in the vesting provisions or other terms of such Contract as the result of the occurrence of any event, including a description of such provisions.

(e) Exhibit O is the capitalization table of the Company showing the issued and outstanding securities issued by the Company immediately after the Closing Date, and the percentage of shares held by each shareholders on a fully-diluted, as converted and as exercised basis (including all the shares reserved for issuance under the 2006 and 2008 Equity Incentive Plans) (the “Cap Table”).

4.4 Subsidiaries.

(a) Schedule 4.4 sets forth, a true and complete list of (x) each of the Subsidiaries of the Company, (y) the aggregate number of authorized shares of capital stock or registered capital of such Subsidiary and (z) the shareholders or equity interest holders of such Subsidiary and, opposite the name of each shareholder or equity, the amount of all outstanding capital stock and equity interests owned by such shareholder. Except as set forth on Schedule 4.4, the Company owns all of the issued and outstanding capital stock or registered capital of the Subsidiaries, free and clear of all liens. All of such shares of capital stock or equity interest are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable United States Federal, state and non-US securities laws. Except as set forth on Schedule 4.4, there are no options, warrants, conversion privileges, subscription or purchase rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued, unauthorized or treasury shares of capital stock, registered capital or other securities of, or any proprietary interest in, any of the Subsidiaries, and there is no outstanding security of any kind convertible into or exchangeable for such shares or proprietary interest. Other than the Subsidiaries, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity or Person, and is not a participant in any joint venture, partnership or similar arrangement.

(b) There has been no breach of the Onshore Documents by any Subsidiary, any shareholder of such Subsidiary, or, to the Company’s knowledge, any other party to the Onshore Documents except where such breach would not have a Material Adverse Effect on the Company.

(c) The registered capital of each Subsidiary immediately prior to the Closing is as set forth in Schedule 4.4. Schedule 4.4 also shows the registered capital of each Subsidiary immediately prior to the closing of the Series C investment. The increased registered capital for each Subsidiary correlates to the capital injection made by the shareholders of such Subsidiary, using money borrowed from Shi Ji.

4.5 Consents and Waivers. The Company and each Group Company has obtained any and all non-governmental consents and waivers (including without limitation those from the holders of the Series A, B or C Preferred Shares, the Joho Note or the SBI Note, if any) necessary or appropriate for consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

4.6 Covenants Relating to Operations of the Group. Except as set forth on Schedule 4.6, the Company has completed, or caused its relevant personnel, shareholders, Subsidiaries and shareholders and personnel of such Subsidiaries to complete, in all material respects, each of the actions set forth under the heading “Post-Closing Covenants” in Schedule 7.4 of the Series C Purchase Agreement opposite the name of such person or entity listed under the heading “Subject Person or Entity” in Schedule 7.4 thereto.

4.7 Compliance. The Company is not, and will not be by virtue of entering into, delivering and performing this Agreement, and the Company, its Subsidiaries, and the Agreed Nominees are not, and will not be by virtue of entering into, delivering and performing any other Transaction Document to which it is a party, and consummating the transactions contemplated hereunder and thereunder, with or without the passage of time or giving of notice, in violation or breach or default (a) of any provision of the MAA or the articles of associations of the Subsidiaries in force and effect as of the date hereof and as of the Closing, (b) in any material respect of any Contract to which it is a party or by which it is bound or (c) in any material respect of any provision of any Law applicable to it.

4.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, threatened against any Group Member that questions the validity of this Agreement or the other Transaction Documents or the right of any Group Member to enter into any such document, or to consummate the transactions contemplated hereby or thereby, or that has or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Group. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened involving the prior employment of any Group Member’s employees or their obligations under any agreements with prior employers. There is no action, suit, proceeding or investigation by any Group Member currently pending or that the Company or any other Group Member intends to initiate. No Group Member is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

4.9 Agreements; Actions.

(a) Except for the Transaction Documents and as set forth on Schedule 4.9(a), there are no material (singly and in the aggregate together with all related transactions) agreements or understandings (i) among any of the Company, any Subsidiary, any current or former shareholder, any officer, director or other Affiliate of the Company or of such Subsidiary or Affiliate of such shareholder, officer, director or other Affiliate or (ii) between any of the foregoing and any Investor (as defined in the MAA).

(b) Schedule 4.9(b) sets forth all Contracts (other than the Prior Transaction Documents) that may involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of US$100,000 or which are otherwise material to the Condition of the Company and (ii) the license of any Patent, Copyright, Trade Secret, Trademark or other proprietary right to or from the Company or any of its Subsidiaries, other than licenses arising from the purchase of “off the shelf” or other standard products that are not and will not to any extent be part of any service or intellectual property offering of the Company or any of its Subsidiaries (the foregoing Clauses (i) and (ii), the “Material Contracts”). The Company has not received notice of a default, and neither the Company nor any of its Subsidiaries is in default, under or with respect to, any Material Contract nor, to the Company’s knowledge is any other party thereto. All of such Material Contracts are valid, subsisting, in full force and effect and binding upon the Company or the applicable Subsidiary, as the case may, and, to the Company’s knowledge, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Company and its Subsidiaries have paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder. To the knowledge of the Company, no other party to any such Material Contract is in default thereunder nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

(c) There are no Material Contracts that may involve provisions restricting the development, manufacture or distribution of the products or services of the Company or any of its Subsidiaries.

(d) No Group Member has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital shares or (ii) made any loans or advances to any Person, other than to employees or directors for ordinary advances for travel expenses or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business involving less than US$100,000.

4.10 Offering Valid; Consents. Based upon the accuracy of each Investor’s representations set forth herein, the offer and sale of the Series D Securities pursuant to this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of any other applicable Laws. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents other than those duly obtained and in full force and effect.

4.11 Properties and Assets. Each Group Member has good and marketable title to all of its real property, if any, and to all other tangible assets owned or purported to be owned by it, free and clear of all liens and encumbrances, other than (a) liens for current taxes not yet due and payable and (b) mechanics liens, materialmens’ liens or liens or encumbrances that arise in the ordinary course of business. With respect to the property and assets it leases, such leases are in full force and effect, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

4.12 (a) Intellectual Property.

(i) Each Group Member is the owner of all, or has the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets (including domain names), Software and other proprietary rights of the Company or any of its Subsidiaries (collectively, “Intellectual Property”) that are used in connection with and are material to its business as presently conducted or contemplated in its business plan, free and clear of all liens. Each Group Member owns all Trademarks and domain names necessary for its material business operations as required by the MII Notice.

(ii) Schedule 4.12(a)(ii) sets forth all material Intellectual Property owned by, and filings, registrations and applications for any Intellectual Property filed by, each Group Member. None of the Intellectual Property listed on Schedule 4.12(a)(ii) is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, dispute, arbitration or demand (each a “Claim”) is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of the item.

(iii) Schedule 4.12(a)(iii) sets forth all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which each Group Member is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of such Group Member. Each Group Member has substantially performed all obligations imposed upon it thereunder, and is not, nor to the knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the Intellectual Property licenses listed on Schedule 4.12(a)(iii) are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(iv) To the knowledge of the Company, other than as set forth on Schedule 4.12(a)(iv), none of the Intellectual Property, products or services used, developed, provided, imported, made, sold, licensed or otherwise exploited by any Group Member or made for, or sold or licensed to any Group Member by any Person infringes upon or otherwise violates any Intellectual Property rights of others.

(v) Except as set forth on Schedule 4.12(a)(v), no litigation is pending and no Claim has been made against any Group Member or, to the knowledge of the Company, is threatened, contesting the right of any Group Member to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by such Group Member.

(b) Except as set forth on Schedule 4.12(b), to the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of any Group Member.

(c) To the Company’s knowledge, no former employer of any employee of any Group Member, and no current or former client of any consultant of any Group Member, has made a claim against any Group Member or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

(d) Except as set forth on Schedule 4.12(d), no Group Member is a party to or bound by any license or other agreement requiring the payment in excess of US$100,000 by such Group Member of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of such Group Member.

(e) To the knowledge of the Company, no employee of any Group Member is in violation of any Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with such Group Member or any prior employer.

(f) To the knowledge of the Company, none of the Group’s Trade Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Group, except as required pursuant to the filing of a patent application by any Group Member.

(g) It is not necessary for any Group Member’s business to use any Intellectual Property owned by any director, officer, employee or consultant of any Group Member (or persons such Group Member presently intends to hire). To the Company’s knowledge, at no time during the conception or reduction to practice of any Group Member’s Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect such Group Member’s rights to its Intellectual Property.

(h) All present employees of the Group have executed and delivered proprietary invention agreements with the relevant Group Member, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the relevant Group Member. No such employee or present consultant of any Group Member has excluded works or inventions made prior to his employment with or work for such Group Member from his assignment of inventions pursuant to such proprietary invention agreements.

4.13 Restructuring. Except as set forth on Schedule 4.13, the Company has completed the Restructuring, in all material respects, as contemplated in the Series C Purchase Agreement.

4.14 Compliance with Laws. Each Group Member has operated and operates its business in compliance with all applicable Laws, including, without limitation, all applicable labor, wage and employment Laws. Except as set forth on Schedule 4.14, the Company has not received any written notice of any actual, alleged, possible or potential violation of any applicable Laws related to it, or of any obligation to bear all or any portion of the cost of any remedial action of any nature.

4.15 Taxes.

(a) The Company is a corporation for U.S. income tax purposes. Except as disclosed in Schedule 4.15, each Group Member has timely filed all tax returns, including without limitation any declaration, report or other statement relating to taxes, required by Law to be filed by it. These returns are true and correct in all material respects. Each Group Member has paid all taxes and other assessments due, except those contested by it in good faith that are not material to such Group Member’s assets, properties or financial condition. Each Group Member has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, applicable tax laws of the PRC, United States Federal income taxes, United States Federal Insurance Contribution Act taxes and United States Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The provision for taxes of each Group Member as shown in Financial Statements is adequate for taxes due or accrued as of the date thereof. Each Group Member has had any tax deficiency proposed or assessed against it and has not executed any extension or waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Group’s income tax returns and none of its franchise tax or sales or use tax returns has ever been audited by any Governmental Authority. Since the Financial Statement Date, no Group Member has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Member has made adequate provision on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of any Group Member. No Group Member is a party to or bound by any tax allocation or sharing agreement. No Group Member (A) has been a member of an affiliated group filing a consolidated U.S. federal Income tax return (B) has any liability for the taxes of any Person under U.S. Treasury Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise or (C) is, or has ever been, a “passive foreign investment company” within the meaning of Section 1297 of the Code or “controlled foreign corporation” without the meaning of Section 957 of the Code. To the Company’s knowledge, no audit or other proceeding by any Governmental Authority is pending or threatened with respect to any taxes due from or with respect to the Company or any of Group Member, no Governmental Authority has given notice of any intention to assert any deficiency or claim for additional taxes against the Company or any Group Member, and no claim has been made by any Governmental Authority in a jurisdiction where the Company or the Group does not file tax returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Group Member has participated in any manner or capacity in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any Group Member has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law, and neither the Company nor any Group Member is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

4.16 Foreign Corrupt Practices Act. No Group Member, nor, to the knowledge of the Company, any of the officers, employees, directors, representatives or agents of any Group Member, has knowingly offered, promised, authorized or made, directly or indirectly, payments or other inducements to any Foreign Official to assist any Group Member in obtaining or retaining business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable Laws.

4.17 Related-Party Transactions. Except as set forth in Schedule 4.17, no officer, director or shareholder of any Group Member, no spouse of any such officer, director or shareholder, and, to the knowledge of the Company, no relative of such spouse or of any such officer, director or shareholder and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, any Group Member; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Group Member has used, or that any Group Member will use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Group Member, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

4.18 Labor Agreements and Actions. Except as disclosed in Schedule 4.18, no Group Member is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, severance agreement or other employee compensation agreement. To its knowledge, each Group Member has complied in all material respects with all applicable Laws related to employment, and the Company is not aware that it has any labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). No Group Member is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union. Except as disclosed in Schedule 4.18, the Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Group, nor does the Group have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of each Group Member is terminable at the will of such Group Member.

4.19 Employee Benefit Plans. No Group Member has or has ever had any “Employee Benefit Plan” or any “multiple employer plan” as defined in the ERISA or the Code. Schedule 4.19 hereto lists each Plan that any Group Member maintains or to which any Group Member contributes (the “Company Plans”). The Group has no liability under any Plans other than the Company Plans. Each Company Plan (and related trust, insurance contract or fund) has been established and administered in accordance with its terms, and complies in form and in operation with the applicable requirements of applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan. No Claim with respect to the administration or the investment of the assets of any Company Plan (other than routine claims for benefits) is pending. Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an “excess parachute payment” under section 280G of the Code. There are no unfunded obligations under any Company Plan which are not fully reflected on the Financial Statements. No Group Member has any liability, whether absolute or contingent, including any obligations under any Company Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee.

4.20 Insurance. Other than the statutory social insurance plans operated under the Laws of the PRC, the Group currently has no insurance policies or programs.

4.21 Financial Statements. The Company has delivered or made available to the Investors the unaudited consolidated financial statements of the Group (balance sheet and income statement) as, at and for the fiscal years ended December 31, 2006 and December 31, 2007, respectively (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Group as of the dates, and for the periods, indicated therein, in accordance with U.S. GAAP and subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Group has no direct or indirect liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2007 (the “Financial Statement Date”) and (ii) obligations under executory Contracts incurred in the ordinary course of business and not required under U.S. GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the operating results, assets, businesses, properties, prospects or condition of the Group. Except as disclosed in the Financial Statements, no Group Member is a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation. Each Group Member maintains and will continue to maintain a standard system of accounting established and administered in accordance with U.S. GAAP. Neither the Company, nor any other Group Member (since inception if such Subsidiary was organized, directly or indirectly, by the Company or to the knowledge of the Company if such Subsidiary was acquired by the Company) has been a party to or engaged in an “off balance sheet” transaction.

4.22 Changes. Since the Financial Statement Date, there has not been any event or condition of any character that would have a Material Adverse Effect on the Group.

4.23 Permits. The Group has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the assets, businesses, properties, operations, or condition of the Group. No Group Member is in default in any material respect under any of such franchises, permits, licenses, or similar authority.

4.24 Environmental and Safety Laws. To the Company’s knowledge, no Group Member is in violation of any applicable Law relating to the environment or occupational health and safety. To the Company’s knowledge, there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the any Group Member pursuant to any such Law, and, to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, any such Law.

4.25 Brokers and Finders. Except for Jeffries & Company Inc., the Company has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

4.26 Privacy of Customer Information. The Company does not use any of the customer information it receives through its websites or otherwise in an unlawful manner or in a manner violative of the privacy rights of its customers. The Company has not collected any customer information through its websites in an unlawful manner.

4.27 Trade Relations. To the knowledge of the Company: (a) there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Group Member, or the business of any Group Member, with any customer or supplier or any group of customers or suppliers whose purchases or inventories provided to any Group Member’s business are individually or in the aggregate material to the Condition of the Company, and (b) there exists no present condition or state of fact or circumstances that would adversely affect the condition of any Group Member or prevent any Group Member from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in the same manner as heretofore conducted by such Group Member.

4.28 Investment Company. The Company is not and is not controlled by or affiliated with an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.29 Outstanding Borrowing. Schedule 4.29 sets forth the amount of all Indebtedness of the Company or any Subsidiary in excess of US$100,000 as of the date hereof, the Liens that relate to such Indebtedness and that encumber the assets of the Company or such Subsidiary and the name of each lender thereof. No Indebtedness is entitled to any voting rights in any matters voted upon the holders of the Preferred Shares.

4.30 Full Disclosure. None of the representations and warranties set forth in Section 4 of this Agreement or in any written certificate required to be delivered by the Company herein contain any untrue statement of a material fact or omit any material fact necessary to make the statements contained therein in view of the circumstances under which they were made not misleading in any material respect. To the Company’s knowledge, the Company has fully provided or made available to each Investor with all the information that each Investor has requested in writing in connection with the transactions contemplated by this Agreement.

4.31 No Violation of the Prior Transaction Documents. Except for matters that would not result in a Material Adverse Effect on the Company, there has been no breach of the Series C Purchase Agreement and the “Transaction Documents”, as such term was defined in the Series C Purchase Agreement, entered into by and among the Company, the investors in the Series C Preferred Shares and other parties (the “Prior Transaction Documents”) by either the Company or, to the Company’s knowledge, any of its then existing shareholders or any other party thereto.

4.32 Accounting Controls. Except for matters that would not result in a Material Adverse Effect on the Company, each Group Member maintains systems of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.33 Forms of Onshore Documents. The Onshore Documents for each Subsidiary shall be as provided by the Company to the Investors’ counsel (with one set of executed documents are attached hereto as Exhibit K) and shall be in forms and substance substantially identical from Subsidiary to Subsidiary.

4.34 List of Agreed Nominees and Reserved Nominees. Exhibit L provides a current and complete list of Agreed Nominees and Reserved Nominees, stating (i) their equity holding in any Subsidiaries, (ii) their relationship with the Founder or the relevant Subsidiary (such as director, officer, employee, vendor, lender, licensor, advisor or consultant), (iii) their relationship with the employees or shareholders of the Company or the relevant Subsidiary, and (iv) their relationship with each other.

4.35 Use of Proceeds of Issuance of Series D Securities. The Company’s intended use of proceeds of the issuance of Series D Securities is as set forth in Section 7.2.

5. Representations and Warranties of the Investors. Each Investor represents and warrants to the Company, severally and not jointly, as to itself only:

5.1 Authority and Due Execution. Each Investor has the requisite legal and corporate, partnership or limited liability company, as the case may be, power and authority to execute and deliver this Agreement, to execute and deliver each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereunder and thereunder. The execution and delivery by such Investor of this Agreement and each Transaction Document to which it is a party, and the performance of such Investor’s obligations hereunder and thereunder, have been duly authorized by all requisite corporate, partnership or limited liability company, as the case may be, action, and this Agreement and each Transaction Document have been duly executed and delivered by such Investor and constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except (i) to the extent that enforcement may be subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, or other Laws relating to or affecting the rights of creditors generally, and as enforcement may be limited by equitable principles of general applicability, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable Laws.

5.2 Brokers and Finders. Such Investor has not retained any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

5.3 Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

5.4 Investment. Such Investor is acquiring the Series D Securities for its own account for investment, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and, except as contemplated by this Agreement and the Exhibits hereto, such Investor has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. If other than an individual, such Investor also represents such Investor has not been organized for the purpose of acquiring the Series D Securities.

5.5 Receipt of Information. Such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series D Securities and the Condition of the Company and to obtain additional information from the Company necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. Such Investor understands that a purchase of the Series D Securities involves a high degree of risk, and there can be no assurances that the Company’s business objectives will be obtained. The foregoing, however, does not limit or modify in any respect the representations and warranties of the Company in Section 4 of this Agreement or the right of the Investors to rely thereon and does not mitigate any liability of the Company for any breach of such representations and warranties.

5.6 Investment Experience. Such Investor is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that such Investor can bear the economic risk of such Investor’s investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the investment in the Series D Securities.

5.7 No Registration of Series D Securities. Such Investor understands that the Series D Securities that it is acquiring hereunder, and the securities issuable upon the conversion or exercise of any of the Series D Securities, may not be sold, transferred or otherwise disposed of without registration under the Securities Act, or an exemption therefrom, and that in the absence of an effective registration statement covering such Series D Securities, or an available exemption from registration under the Securities Act, such Series D Securities may be held indefinitely. Such Investor understands that the Series D Securities are not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or Rule 506 thereunder, and that the Company’s reliance on such exemption is predicated on the Investors’ representations set forth herein. In the absence of an effective registration statement covering such securities, such Investor will sell, transfer or otherwise dispose of such Series D Securities only in a transaction for which an exemption from registration under the Securities Act is available.

5.8 Rule 144. Such Investor understands that the Series D Securities constitute “restricted securities” within the meaning of Rule 144 promulgated under the Securities Act (“Rule 144”) inasmuch as they are being acquired from the Company in a private placement transaction. Under applicable Laws, the Series D Securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor represents that it is familiar with Rule 144 and understands the resale limitations imposed thereby and by the Securities Act. Such Investor understands that under Rule 144, except as otherwise provided by section (k) of that Rule, the limitations include, among other things: (i) the availability of certain current public information about the issuer, (ii) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold and (iii) limitations on the amount of securities to be sold and the manner of sale. Such Investor understands that the current information referred to above is not now available and the Company has no present plans to make such information available. Such Investor acknowledges and understands that the Company may not be in compliance with the current public information requirement of Rule 144 at the time it wishes to sell the Series D Securities, and that, in such event, it may be precluded from selling such Series D Securities under Rule 144, even if the minimum holding period of Rule 144 has been satisfied. Such Investor acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or compliance with another exemption from registration may be required for any disposition of the Series D Securities.

5.9 Foreign Corrupt Practices Act. Such Investor has not knowingly offered, promised, authorized or made, directly or indirectly, payments or other inducements to any Foreign Official to assist the Company in obtaining or retaining business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act or other applicable Laws.

5.10 No Additional Representations or Warranties. Each Investor acknowledges that the Company has not has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Condition of the Company, except as expressly set forth in this Agreement, the Right of First Refusal and Co-Sale Agreement, the Investors’ Rights Agreement, the Voting Agreement, the Schedule of Exceptions and the certificates and documents to be delivered pursuant to Section 2.3 above, and all exhibits and schedules thereto. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4 HEREOF, THE RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, THE INVESTORS’ RIGHTS AGREEMENT, THE VOTING AGREEMENT, THE SCHEDULE OF EXCEPTIONS AND THE CERTIFICATES AND DOCUMENTS TO BE DELIVERED PURSUANT TO SECTION 2.3 ABOVE, EACH INVESTOR UNDERSTANDS THAT THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ANY OF THE ASSETS, LIABILITIES, OPERATIONS, OR CONDITION OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THAT THE COMPANY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

5.11 Disclaimer Regarding Estimates and Projections. In connection with each Investor’s investigation of the Company, each Investor has received from or on behalf of Company, and/or representatives thereof, certain financial estimates, financial forecasts and financial projections. Each Investor acknowledges that subject to the representations and warranties set forth in Section 4 of this Agreement, (a) there are uncertainties inherent in attempting to make such financial estimates, financial forecasts and financial projections, and (b) such Investor is (i) familiar with such uncertainties, (ii) taking full responsibility for making its own evaluation of the adequacy and accuracy of all financial estimates, financial forecasts and financial projections so furnished to it (including the reasonableness of the assumptions underlying such financial estimates, financial forecasts and financial projections), and, (iii) except in the case of a breach of the representations and warranties set forth in Section 4 or in the case of fraud, no Investor, or any Person claiming through it, shall have any claim against the Company or Affiliate thereof with respect thereto; provided, however, that notwithstanding anything to the contrary set forth in this Section 5.11, nothing in this Section 5.11 shall limit or modify in any respect the representations and warranties of the Company in Section 4 of this Agreement or the Investors’ right to rely thereon and does not mitigate any liability of the Company for any breach of such representations and warranties or for any fraud. The Company does not make any representation or warranty with respect to such financial estimates, financial forecasts and financial projections (including any such underlying assumptions).

6. Obligations of the Company between Signing and Closing.

6.1 Notices of Breaches. From the date hereof through to the Closing, the Company shall conduct its business in a manner, and shall otherwise use all reasonable efforts, so as to ensure that the representations and warranties contained in Section 4 shall continue to be true and correct on and as of the Closing as if made on and as of the Closing. The Company shall give the Investors prompt written notice of any event, condition or circumstance occurring from the date hereof until the Closing that would constitute a violation or breach of any representation or warranty contained in Section 4 if such representation or warranty contained in Section 4 were made as of any date from the date hereof until the Closing, or that would constitute a violation or breach of any terms and conditions contained in this Agreement.

6.2 Restrictions on Actions between Signing and Closing. From the date hereof through and until the Closing, the Company shall (a) operate and cause its Subsidiaries to operate in a manner conducive to the consummation of the transactions contemplated hereunder and in the ordinary course of business of the Company and its Subsidiaries as found on the date hereof, (b) not enter into any Contracts except in the ordinary course of business, and (c) not take and cause its Subsidiaries not to take, any action which may have a Material Adverse Effect on the Company or any of its Subsidiaries.

7. Post-Closing Covenants.

7.1 Covenants Relating to Selection of Nominees. Unless the Investors agree otherwise in writing and subject to Section 7.4, should the Company or any of its Subsidiaries ever choose to acquire through nominees, either directly or indirectly, any other business entity within the PRC (each a “New Target”) at any time after the date hereof, the Company must designate one or more of five Agreed Nominees or one or more of the Reserved Nominees for purposes of holding, whether alone or in conjunction with other Agreed Nominees or Reserved Nominees, all of the equity interests of such New Target. The designation by the Company of any new Reserved Nominee or the replacement or variation of any Reserved Nominee shall require the prior written consent of the Investors who subscribed for at least a majority of the Series D Preferred Shares purchased hereunder.

7.2 Use of Proceeds. The proceeds from the Series D Preferred Shares shall be used for the following purposes:

(a) registered capital,

(b) within three (3) days of the Closing Date, repurchases of outstanding Series C Preferred Shares of the Company for an aggregate amount up to approximately forty-eight million one hundred thousand U.S. Dollars (US$48,100,000), at US$[9.69] per share, with respect to which repurchases and transfers of Series C Preferred Shares between shareholders as part of such transaction, the parties hereto acknowledge and agree shall be deemed to have been consummated immediately prior to the Closing,

(c) acquisitions and other corporate development activities, and

(d) the operations of the Company and the Subsidiaries.

7.3 Trademarks and Domain Names. If any Group Member does not own the Trademarks and domain names necessary for its business operations as required by the MII Notice, the Company shall cause such Group Member or its shareholder to purchase the necessary Trademarks and domain names no later than June 4, 2008.

7.4 Further Assurance Relating to Alternative Onshore Structure. At the request of the Investors, the Company shall take, and shall procure the Agreed Nominees, Reserved Nominees, and the Subsidiaries, as the case may be, to take, all actions necessary or advisable, without undue delay, to implement (a) the Use of Proceeds contemplated by Section 7.2 and/or (b) an Alternative Onshore Structure, including obtaining as promptly as possible all governmental approvals in the PRC required therefor.

7.5 Delivery of Documents. The Company shall deliver the duly authorized and executed items listed below (the “Postponed Items”) to the Investors or the Investors’ counsel not later than 2:00 p.m. Beijing time on April 7, 2008. Without prejudice to the Company’s other obligations to comply with this Section 7.5 and the conditionality of Section 10.11 of the Series D Warrants, it is understood and agreed that breach of this covenant with respect to the amendment and restatement of the MAA shall be deemed a failure to satisfy Section 10.11(c) of the Series D Warrants.

(a) A certificate duly executed by the Company evidencing such Series D Preferred Shares, registered in the name of such Investor.

(b) The MAA as duly adopted by the Company’s shareholders in accordance with applicable Cayman Islands law as attached in the substantially the form of Exhibit E.

(c) Opinions from Appleby Hunter Bailhache, the Company’s Cayman Island counsel, relating to the transactions contemplated by or referred to herein, substantially in the forms attached hereto as Exhibit F.

(d) A certificate executed by the Chief Executive Officer and Secretary of the Company stating that all corporate proceedings required to be taken by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents have been duly taken in all material respects.

7.6 Cancellation and Reissuance of Shares to UU Holders and GA Holders. As soon as practicable, the Company will take all necessary actions to cancel the share certificates issued to certain shareholders (the “UU Holders” and “GA Shareholders” as such terms are defined in the Investors’ Rights Agreement) and issue certificates to the same shareholders representing the numbers of Ordinary Shares or Series C Preferred Shares, as the case may be, as appear next to such shareholders names in the Cap Table. The Company shall update its register or members and deliver a certified copy to the Investors no later than 10 days from the Closing Date.

7.7 SAFE Registration. In the event of so required by the regulations of SAFE, the Company shall, and shall cause the direct and indirect shareholders of the Company who are residents of the PRC to register their direct or indirect investments in the Company and CIAC with SAFE.

7.8 Required Supplemental Documents. Within 30 days of the Closing Date, the Company shall deliver to each of the Investors a copy of each of the Required Supplemental Documents as listed in Exhibit N hereto and a legal opinion issued by TransAsia Lawyers with respect to the execution, performance and enforceability of each of the Required Supplemental Documents.

8. Indemnification.

8.1 Indemnification. Except as otherwise provided in this Section 8 and from and after the Closing, the Company (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless each of the Investors and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any good faith investigations or any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise or other liabilities (collectively, “Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the other Transaction Documents. The amount of any payment to any Indemnified Party herewith in respect of any Loss shall be of sufficient amount to make such Indemnified Party whole for any diminution in value of the Securities, other than (a) Losses that are finally determined in such action or proceeding to be primarily and directly a result of (i) the gross negligence of such Indemnified Party, (ii) the intentional misconduct or a knowing violation of applicable law by such Indemnified Party, or (iii) a transaction from which such Indemnified Party received an improper personal benefit (as such term is construed under the Delaware General Corporation Law) or (b) Losses that are the subject of Section 1.11 of the Investors’ Rights Agreement. In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth above, the Indemnifying Party shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in any action between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party) as they are incurred by such Indemnified Party; provided, however, that if such fees, disbursements and other charges of counsel arise out of any action or Claim for breach of representation or warranty, covenant or agreement by the Company contained in this Agreement initiated by such Indemnified Party against the Indemnifying Party and in which there are no other claimants or litigants (for the avoidance of doubt, such action excluding (i) any action between any Indemnified Party and any third party and (ii) any action between any Indemnified Party and the Indemnifying Party as a result of any third party action against such Indemnified Party or the Indemnifying Party), then such Indemnified Party shall reimburse the Indemnifying Party for such fees, disbursements and charges of counsel if it is determined in a final, non-appealable judgment that there has not been any breach of any representation or warranty, covenant or agreement of the Company. No representation or warranty of the Company contained herein or any certificate delivered hereunder shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact which is fully and fairly disclosed in one section of the Schedule of Exceptions to this Agreement and it is reasonably apparent to the Investors based on a cross-reference in the Schedule of Exceptions that the disclosure in such section of the Schedule of Exceptions applies to another section of the Schedule of Exceptions in the Investors’ reasonable determination.

8.2 Notification. Each of the Indemnified Party shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party under this Section 8.2, notify the Indemnifying Party in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Section 8.2 or (b) under this Section 8.2 unless, and only to the extent that, such omission results in the Indemnifying Party’s forfeiture of substantive rights or defenses. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified parties and (ii) shall reimburse the Indemnified parties for all of such fees and expenses of such counsel incurred in any action between the Indemnifying Party and the Indemnified parties or between the Indemnified parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Investors who subscribed for at least a majority of the Series D Preferred Shares purchased hereunder, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.

8.3 Contribution. If the indemnification provided for in this Section 8.3 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 8.1 and 8.5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.

8.4 Time Limitations. If the Closing occurs, the Company will have no indemnification and contribution obligations under this Section 8 to any Indemnified Party unless on or before the earlier of (x) six (6) months after issuance by a “Big Four” accounting firm selected by the Company of its auditor’s report on the Company’s financial statements for the fiscal year ending December 31, 2008, or (y) closing date of the Company’s firm commitment initial public offering of Ordinary Shares or American depositary shares representing Ordinary Shares pursuant to the Securities Act, such Indemnified Party notifies the Company of a Claim for a Loss.

8.5 Limitations on Amount. The Company will have no liability for indemnification or otherwise to an Indemnified Party with respect to the matters described in this Section 8 until the total of all Losses payable by the Company exceeds 2.5% of the purchase price and exercise price then paid by the Investors (the “Basket”), and then the Company shall indemnify such Indemnified Party for the amount of all of its Losses in excess of US$1,000,000. Notwithstanding anything herein to the contrary, the maximum amount payable by the Company for indemnification hereunder or otherwise shall not exceed 50% of the aggregate purchase price or exercise price then paid by all Investors for the Series D Preferred Shares (including for the avoidance of doubt those issuable on exercise of the Series D Warrants); provided that, the maximum amount payable by the Company for indemnification hereunder or otherwise to any single Investor (together with all Indemnified Parties who derive their indemnification rights hereunder from such Investor) shall not exceed 100% of the aggregate purchase price purchase price paid hereunder by such Investor.

8.6 Exclusive Remedy. After the Closing, this Section 8 shall constitute the sole and exclusive remedy of any Indemnified Party for Losses arising out of, resulting from or incurred in connection with the inaccuracy or breach of any representation or warranty made by the Company in this Agreement or any certificate required to be delivered hereunder.

8.7 Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such Person, including, lost profits or loss of business reputation or opportunity relating to the breach or alleged breach of any representation or warranty; provided, however, that the foregoing does not limit or modify in any respect the liability of the Indemnifying Party to make an Indemnified Party whole for any diminution in value of the Securities, as provided in Section 8.1.

8.8 Commencement of Indemnification Claim. Notwithstanding anything herein to the contrary, no claim for indemnification hereunder shall be commenced without the affirmative written approval of the Investors who subscribed for at least a majority of the Series D Preferred Shares purchased hereunder.

9. Miscellaneous.

9.1 Governing Law; Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement to be brought by or on behalf of any of the parties may be brought or otherwise commenced in any state or federal court located in New York County, the State of New York. With respect to any such action, each party to this Agreement: (A) expressly and irrevocably consents and submits to the non-exclusive jurisdiction of each state and federal court located in the County and city of New York, New York (and each appellate court located in the State of New York) in connection with any such legal proceeding; (B) agrees that each state and federal court located in the county of New York, the State of New York, shall be deemed to be a convenient forum; and (C) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the county and city of New York, the State of New York, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each of the parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with the transactions contemplated by this Agreement. Each of the parties hereby (a) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that such other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 9.1

9.2 Counterparts and Fax Signing. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

9.3 Headings. The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

9.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 9.4). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient and if not sent during normal business hours, then the next Business Day of the recipient.

9.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal and enforceable under all applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

9.6 Entire Agreement. This Agreement, along with the exhibits hereto, constitutes the entire agreement among the Company and the Investors relative to the subject matter of this Agreement. This Agreement replaces and supersedes all prior written or oral agreements, statements, correspondence, negotiations and understandings by and among the parties with respect to the matters covered by it.

9.7 Exculpation Among Investors. Each Investor acknowledges and agrees that it has, independently and without reliance on any other Investor, made its own evaluation and decision to purchase the Series D Securities. Each Investor further acknowledges that it is not relying upon any other Investor in making its investment or decision to invest in the Company. Each Investor agrees that no Investor or the respective controlling persons, officers, directors, partners, agents or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the issuance and sale of the Series D Securities by the Company or the securities issuable upon conversion or exercise of the Series D Securities.

9.8 Waiver; Amendment. Any provision of this Agreement may be waived or amended only by a written instrument signed by the Company and the Investors subscribing for at least a majority of the Series D Securities (calculated as if the Series D Warrants were exercised as of the Closing Date) subscribed for by all of the Investors. Any amendment or waiver effected in accordance with this Section 9.8 shall be binding upon each holder of any Series D Securities purchased under this Agreement at the time, each future holder of all such Series D Securities and the Company.

9.9 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon each Investor and each Investor’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of Law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Each Investor may assign all or any portion of its rights and obligations under this Agreement to any Affiliate that acquires from such Investor the Series D Securities, and/or the Ordinary Shares issuable upon conversion of such Series D Securities or that agrees to subscribe for all or a portion of such Investor’s Series D Securities pursuant to this Agreement, so long as in each such case, such Affiliate makes to the Company the representations and warranties set forth in Section 5 of this Agreement. The Company is not permitted to assign all or any portion of its rights and obligations under this Agreement to any party.

9.10 Finders’ Fees. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction. The Company and each Investor will indemnify the others against all liabilities incurred by it with respect to claims related to investment banking or finders’ fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the claimant asserting those claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending those claims.

9.11 Representation by Counsel. The Investors hereby acknowledge and agree that Lovells LLP represents only the Investors in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

9.12 Dollar Amounts. All dollar amounts in this Agreement are stated in, and shall be interpreted to be, dollars of the currency of the United States of America.

9.13 Expenses. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement except that if the Closing is effected, then the Company shall reimburse fifty percent (50%) of the reasonable out-of-pocket and invoiced fees and expenses from third party service providers (including fees and expenses for attorneys and for fairness opinions and other due diligence related financial advice) (not to exceed Three Hundred Thousand US Dollars (US$300,000)) incurred by Investors in connection with the transactions contemplated by this Agreement.

9.14 Survival of Representations and Warranties. The representations, warranties, covenants and agreements made in this Agreement shall survive the closing of the transactions contemplated hereby until the first anniversary of the Closing and shall in no way be affected by any investigation of the subject matter of such representations, warranties, covenants and agreements made by or on behalf of the Investors, their respective counsel or the Company, as the case may be.

9.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any of the Series D Securities (or Ordinary Shares issuable upon conversion thereof), upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

9.16 Aggregation of Shares. All shares held or acquired by any Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.17 Confidentiality. Each Investor agrees that, except with the prior written consent of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information or data concerning or relating to the business or financial affairs of the Company to which such Investor has been or shall become privy by reason of this Agreement and the other Transaction Documents, discussions or negotiations relating to this Agreement and the other Transaction Documents, the performance of its obligations hereunder or the ownership of the Series D Securities purchased hereunder. Except as may be required by applicable Laws, none of the parties hereto shall issue a press release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, without prior approval by the other parties hereto (which approval shall not be unreasonably withheld, delayed or conditioned). If any announcement is required by any Law to be made by the Company, prior to making such announcement such party will deliver a draft of such announcement to the Investors and shall give the other parties reasonable opportunity to comment thereon. The provisions of this Section 9.17 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto. Notwithstanding the foregoing however, the obligation of each Investor to hold information confidential as provided herein or in any other document or agreement relating thereto shall not prohibit such Investor from disclosing such information: (i) to its board of directors, investment advisers, attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, provided that such persons agree to hold such information confidential as provided herein and in such provisions (as modified by this paragraph); (ii) to any prospective purchaser of any shares of the Company owned by such Investors as long as such prospective purchaser agrees in writing to be bound by the confidentiality provisions as provided herein or in such provisions (as modified by this paragraph); (iii) to such Investor’s investment advisor or any investment companies managed by such Investor’s capital investors and investment advisor, provided that such persons agree to hold such information confidential as provided herein or in such provisions (as modified by this paragraph); (iv) to such Investor’s members, limited and general partners and managers in connection with ordinary course reporting requirements; (v) as required by applicable law or regulation, regulatory body, stock exchange, court or administrative order, or any listing or trading agreement concerning such Investor or the Company (provided such Investor will afford the Company prior notice of such requirement and shall cooperate with the Company in attempting to obtain confidential treatment of such information); (vi) that is already publicly available; (vii) that was known to such Investor on a non-confidential basis prior to its disclosure by the Company; (viii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such Investor will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and such Investor will use reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing any such protective order; (ix) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents. In addition, each Investor may disclose on its worldwide web page, the name of the Company, the name of the Chief Executive Officer of the Company, a brief description of the business of the Company, the Company’s logo and the aggregate amount of such Investor’s investment in the Company.

9.18 Waiver of Conflicts. Each party to this Agreement acknowledges that Haynes and Boone, LLP, counsel for the Company, represented the Company in the transaction contemplated by this Agreement and has not represented any individual investor or any individual shareholder or employee of the Company in connection with such transaction.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Series D Securities Purchase Agreement as of the date first above written.

THE COMPANY:

OAK PACIFIC INTERACTIVE

By:	/s/ Joseph Chen
Joseph Chen, Chairman and Chief Executive Officer

	Address:	23/F Jing’an Center, No. 8
Beisanhuan, East Road
Chaoyang District
Beijing, PRC 100028

Fax: (8610) 8522-3008

[COMPANY SIGNATURE PAGE TO SERIES D SECURITIES PURCHASE AGREEMENT]

INVESTORS:

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: Chairman and CEO

Address:	24F, Tokyo Shiodome Building
1-9-1 Higashi-Shimbashi
Minato-Ku
Tokyo 105-7303 Japan

Fax:	+81-3-6215-5001

[INVESTORS SIGNATURE PAGE TO SERIES D SECURITIES PURCHASE AGREEMENT]

SCHEDULE A

Schedule of Investors

				2009 Series D Warrant	2010 Series D Warrant
Investor and Contact Information	Purchase Price		Series D Preferred Shares Purchased	(No. of Warrants Shares)	(No. of Warrants Shares)

Softbank Corp. 1-9-1, Higashi-Shimbashi Minato-ku, Tokyo 105-7303 Japan	US$	100,000,000.00	10,071,763	10,071,763	20,143,525

Fax Number:

+81 3 6215 5001